Exhibit 12.1

                         CarrAmerica Realty Corporation
               Computation of Ratios of Earnings to Fixed Charges
                              9/30/97 and 12/31/96



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                                                                     1996                                      1997
                                                          -----------------------------           -------------------------------
                                                                      Ratio of earnings                         Ratio of earnings
                                                                              to                                         to
                                                          Pro forma     fixed charges             Pro forma        fixed charges
                                                          ---------   -----------------           ---------     ----------------
NI before MI and extraodinary items                         72,601          29,534                  76,579             57,029

  Extraord Charges                                              --              --                      --                 --
  Fixed Charges except Cap Interest and PS Div              55,970          32,946                  42,621             39,113
  Fixed Charges unconsol sub                                     778             778                   1,285            1,285
   - except cap interest

  Gain on sale of assets                                        --              --                    (353)              (353)
                                                           -------         -------                 -------            -------
Adjusted NI                                                141,885          63,258                 120,132             97,074

Fixed Charges and pref stock div
  Int Exp (consol)                                          54,281          31,630                  40,774             37,266
  Int Cap (consol)                                          18,198           2,664                  15,391              7,850
  Amort of DFC (consol)                                      1,376           1,003                   1,449              1,449
  Interest expense unconsol 50% owned sub                      766             766                   1,273              1,273
  Amort of DFC unconsol 50% owned sub                           12              12                      12                 12
  Rent deemed as interest                                      313             313                     398                398
                                                           -------         -------                 -------            -------
Total Fixed Charges                                         74,946          36,388                  59,297             48,248

Ratio of earn to fixed charges                                1.89            1.74                    2.03               2.01

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